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                                                                    EXHIBIT 4(f)


                                 AMENDMENT NO. 5
                                       TO
                           LOAN AND SECURITY AGREEMENT


          THIS AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT dated as of October 3, 2000 (this "Amendment") is entered into among BANK OF AMERICA, NATIONAL ASSOCIATION ("B of A"), as successor to BankAmerica Business Credit, Inc., Bank of America, National Trust and Savings Association and NationsBank, N.A., and GMAC COMMERCIAL CREDIT LLC, a New York limited liability company ("GMAC"), as successor to BNY Financial Corporation, formerly known as Bank of New York Commercial Corporation, (B of A and GMAC and their respective successors and assigns being sometimes hereinafter referred to collectively as the "Lenders" and each of B of A and GMAC and its successors and assigns being sometimes hereinafter referred to individually as a "Lender"), B of A (as successor to BankAmerica Business Credit, Inc. and Bank of America, National Trust and Savings Association), as agent for the Lenders (in such capacity as agent, the "Agent"), LACLEDE STEEL COMPANY, a Delaware corporation, as debtor and debtor-in-possession (the "Parent"), LACLEDE CHAIN MANUFACTURING COMPANY, a Delaware corporation, as debtor and debtor-in-possession ("Laclede Chain"), and LACLEDE MID AMERICA INC., an Indiana corporation, as debtor and debtor-in-possession ("Laclede Mid America") (the Parent, Laclede Chain and Laclede Mid America being sometimes hereinafter referred to collectively as the "Borrowers" and each of the Parent, Laclede Chain and Laclede Mid America being sometimes hereinafter referred to individually as a "Borrower").

                              W I T N E S S E T H:

          WHEREAS, the Borrowers, the Lenders and the Agent are parties to a certain Loan and Security Agreement dated as of December 1, 1998, as amended by Amendment No. 1 dated as of December 23, 1998, Amendment No. 2 dated as of July 1, 1999, Amendment No. 3 dated as of December 17, 1999 and Amendment No. 4 dated as of June 27, 2000 (such Loan and Security Agreement, as so amended, the "Loan Agreement," capitalized terms used herein without definition having the meanings given such terms in the Loan Agreement, as amended by this Amendment); and

          WHEREAS, the Borrowers, the Lenders and the Agent have agreed to amend the Loan Agreement on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders and the Agent hereby agree as follows:

          Section 1. Amendment of the Loan Agreement. Subject to the fulfillment of the conditions precedent set forth in Section 3 below, the Loan Agreement is amended as follows:

          (a) Section 1.1 is hereby amended by deleting the existing definition of "Supplies Inventory Sublimit Amount" and replacing it with the following:

          "Supplies Inventory Sublimit Amount" means the amount set forth below for the period indicated:

                Period                              Amount
                ------                              ------

                Effective date of Amendment
                No. 5 hereto through
                December 31, 2000                   $4,000,000



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In determining the Eligibility Inventory that is subject to the Supplies
Inventory Sublimit Amount, zinc and pipe couplings will be treated as raw materials rather than supplies.

               (b) Section 1.1 is further amended by amending and restating the definition of "Stated Termination Date" as follows:

                         "Stated Termination Date" means December 31, 2000.

          (c) Section 8.22 is amended and restated as follows:

          8.22 Capital Expenditures. Neither the Parent nor any of its Subsidiaries shall make or incur any Capital Expenditure, if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Parent and its Subsidiaries on a consolidated basis, determined as of the end of each period listed below, would exceed the following:

               Period                                    Capital Expenditures
               ------                                    --------------------

          Twenty-one month period ending 09/30/00        $10,500,000

          Twenty-four month period ending 12/31/00       $10,500,000

               (d) Section 8.24 is amended and restated as follows:

               8.24 Cash Available for Fixed Charges. The Borrowers will maintain Cash Available for Fixed Charges, determined as of the end of each period listed below for the period indicated, of not less than the following:

                                                           Cash Available for
                                                           ------------------
                         Period                            Fixed Charges
                         ------                            -------------

               Twenty-two month period ending 09/30/00     $3,000,000

               Twenty-five month period ending 12/31/00    $3,000,000

In determining Cash Available for Fixed Charges, non-cash pension expense other than service costs will not be deducted from net earnings.

               (e) Section 8.25 is amended and restated as follows:

               8.25 Direct Contribution. The Direct Contribution of the Alton Steel Operations will not be less than the following amounts for the following periods:

                         Period                            Amount
                         ------                            ------

               Twenty-one months ending 09/30/00           $2,200,000

               Twenty-four months ending 12/31/00          $2,200,000

In determining Direct Contribution, non-cash pension expense other than service costs will not be deducted from net income.

               Section 2. Fees. The Parent hereby covenants and agrees to pay to the Agent, for the benefit of the Lenders, in consideration for the Agent and the Lenders entering into this Amendment, the following fees:

               (a) An extension fee in the principal amount of $250,000 which shall be due and payable by the Parent on the earliest to occur of: (i) the sale of substantially all of the assets or capital


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stock of Laclede Mid America (the "Sale Transaction"), (ii) the repayment in full by the Parent of all principal, interest, fees and premiums, if any, on all Loans outstanding under the Loan Agreement and the termination thereof by the parties and (iii) December 31, 2000.

               (b) In the event that the Parent does not consummate the Sale Transaction on or prior to December 31, 2000, a fee in the amount of $250,000 which shall be due and payable by the Parent on December 31, 2000 in addition to all Obligations then outstanding (including, without limitation, the extension fee described in subsection 2(a) above).

               Section 3. Conditions to Amendment. This Amendment shall become effective upon (a) the receipt by the Agent by facsimile transmission of a counterpart of this Amendment executed by each Borrower and each Lender, and execution of this Amendment by the Agent (provided, that, each Borrower and each Lender shall promptly execute six applicable signature pages hereof and deliver such pages to the Agent), and (b) entry by the Bankruptcy Court of a final order acceptable to the Agent approving the terms hereof, and such order being in full force and effect and (unless waived by the Agent) not subject to reversal, stay, modification, amendment or appeal.

               Section 4. Representations and Warranties. Each Borrower hereby represents and warrants that (a) this Amendment constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, (b) the representations and warranties contained in the Loan Agreement are correct in all material respects as though made on and as of the date of this Amendment, and (c) no Event of Default has occurred and is continuing.

               Section 5. Reference to and Effect on the Loan Agreement.

               (a) Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of like import shall mean and be a reference to the Loan Agreement, as amended hereby, and each reference to the Loan Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Loan Agreement shall mean and be a reference to the Loan Agreement, as amended hereby.

               (b) Except as specifically amended above, the Loan Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

               (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Loan Agreement, nor constitute a waiver of any provision of the Loan Agreement, except as specifically set forth herein.

               Section 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

               Section 7. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of Illinois.

               Section 8. Section Titles. The section titles contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

               Section 9. Parties, Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the Borrowers, the Agent, each Lender, and their respective successors and assigns.


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               Section 10. Severability. To the extent any provision of this
Amendment is not enforceable under applicable law, such provision shall be deemed null and void and shall have no effect on the remaining portions of the Amendment.

               Section 11. Construction of Amendment. Each party hereto has cooperated in the drafting and preparation of this Amendment and, as a result, this Amendment shall not be construed against any party. This Amendment may be amended or modified only by a written agreement signed by the parties hereto. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original but all such counterparts together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of October [___], 2000.

                                        LACLEDE STEEL COMPANY, as
                                        Debtor and Debtor-in-Possession


                                        By:_______________________________
                                             Vice President

                                        LACLEDE CHAIN MANUFACTURING COMPANY, as
                                        Debtor and Debtor-in-Possession


                                        By:________________________________
                                             Vice President

                                        LACLEDE MID AMERICA INC., as
                                        Debtor and Debtor-in-Possession


                                        By:________________________________
                                             Vice President





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                                        BANK OF AMERICA, NATIONAL ASSOCIATION,
                                        (as successor to BankAmerica Business
                                        Credit, Inc. and Bank of America
                                        National Trust and Savings Association), as the Agent


                                        By:________________________________
                                             Vice President


                                        BANK OF AMERICA, NATIONAL ASSOCIATION,
                                        (as successor to BankAmerica Business
                                        Credit, Inc., Bank of America National
                                        Trust and Savings Association and
                                        NationsBank, N.A.), as a Lender


                                        By:________________________________
                                             Vice President


                                        GMAC COMMERCIAL CREDIT LLC, (as
                                        successor to BNY Financial Corporation,
                                        formerly known as The Bank of New York
                                        Commercial Corporation), as a Lender


                                        By:________________________________
                                             Vice President







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